Exhibit 99.1
Orbitz Worldwide, Inc. Reports Second Quarter 2010 Results
Chicago, August 5, 2010 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the second quarter and six months ended June 30, 2010.
“Orbitz Worldwide’s second quarter results significantly exceeded our Adjusted EBITDA expectations, increasing 7 percent year over year, to $48.1 million. We posted solid year over year improvements in gross bookings, transactions, and hotel room nights,” said Barney Harford, president & CEO of Orbitz Worldwide. “ebookers continued its strong performance with hotel room night growth of 58 percent. Both Orbitz for Business and our private label business also posted strong growth in transactions and hotel room nights.”

	Three Months Ended					Six Months Ended
(in thousands, except	June 30,					June 30,
per share data)	2010	2009		Change (a)		2010	2009		Change (a)
Gross bookings (b)	$3,077,639		$2,619,964		17%	$6,007,882		$4,985,336		21%
Net revenue	$193,491		$187,959		3%	$380,644		$376,352		1%
Net revenue margin (c)	6.3%		7.2%	-0.9	ppt	6.3%		7.5%	-1.2	ppt
Net income (loss)	$9,733		$10,276		-5%	$4,472		$(325,880)		* *
Basic EPS	$0.10		$0.12		-22%	$0.05	$	(3.89)		* *
Diluted EPS	$0.09		$0.12		-25%	$0.04	$	(3.89)		* *
Operating cash flow	$18,669	$	(17,917)	*	*	$114,660		$98,795		16%
Capital spending	$9,732		$8,787		11%	$17,099		$20,544		-17%

EBITDA (d)	$41,642		$42,954		-3%	$66,995		$(266,268)		* *
Impairment	—		—	*	*	$1,704		$331,527		-99%
Other adjustments	$6,458		$2,002	*	*	$10,028		$7,125		* *
Adjusted EBITDA (d)	$48,100		$44,956		7%	$78,727		$72,384		9%

Transaction growth (b)(e)	5%		3%	2	ppt	12%		-4%	16	ppt
Hotel room night growth (f)	9%		2%	7	ppt	11%		0%	11	ppt

**	Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs, regardless of the booking date. Historically, these metrics were reduced for same-day cancellations only. The prior period data shown above has been updated to reflect this change. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

(c)	Represents net revenue as a percentage of gross bookings.

(d)	Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(e)	Represents year over year transaction growth on a booked basis, net of all cancellations made through the company’s websites.

(f)	Represents year over year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

Second Quarter 2010 Financial Highlights
For the second quarter 2010, the company reported net income of $9.7 million or $0.09 per diluted share compared with net income of $10.3 million or $0.12 per diluted share for the second quarter 2009. Income before income taxes for the second quarter 2010 was up nine percent year over year. Adjusted EBITDA increased seven percent year over year to $48.1 million from $45.0 million for the second quarter 2009.
Gross Bookings and Net Revenue
Global gross bookings increased 17 percent (18 percent on a constant currency basis) year over year. This increase was due primarily to higher air fares and higher transaction volume. Air gross bookings increased 21 percent (22 percent on a constant currency basis) and non-air gross bookings increased seven percent (six percent on a constant currency basis) year over year. Domestic gross bookings increased 17 percent and international gross bookings increased 19 percent (20 percent on a constant currency basis) year over year.
Net revenue was $193.5 million for the second quarter 2010, an increase of three percent (two percent on a constant currency basis) year over year. Domestic net revenue was up two percent while international net revenue increased eight percent (six percent on a constant currency basis) year over year. The growth in net revenue was due primarily to an increase in standalone hotel and international air transactions as well as higher travel insurance revenue. These increases were partially offset by lower airline hosting and advertising revenue.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2010	2009	Change	2010	2009	Change
Gross Bookings
Air	$2,348,517	$1,937,180	21%	$4,480,761	$3,584,363	25%
Non-air	729,122	682,784	7%	1,527,121	1,400,973	9%

Total Gross Bookings	$3,077,639	$2,619,964	17%	$6,007,882	$4,985,336	21%

Domestic	$2,658,118	$2,268,494	17%	$5,095,515	$4,283,573	19%
International	419,521	351,470	19%	912,367	701,763	30%

Total Gross Bookings (a)	$3,077,639	$2,619,964	17%	$6,007,882	$4,985,336	21%

Net Revenue
Air	$70,863	$68,966	3%	$142,488	$150,294	-5%
Hotel	52,105	46,074	13%	95,573	85,515	12%
Vacation Package	31,161	31,492	-1%	59,014	60,397	-2%
Advertising and Media	12,420	14,289	-13%	24,638	28,295	-13%
Other	26,942	27,138	-1%	58,931	51,851	14%

Total Net Revenue	$193,491	$187,959	3%	$380,644	$376,352	1%

Transactional Net Revenue
Domestic	$138,763	$132,680	5%	$269,029	$272,840	-1%
International	41,187	37,887	9%	83,370	68,583	22%

Total Transactional Net
Revenue (b)	$179,950	$170,567	6%	$352,399	$341,423	3%

Non-transactional Net
Revenue
Domestic	$12,547	$16,362	-23%	$26,276	$33,223	-21%
International	994	1,030	-3%	1,969	1,706	15%

Total Non-transactional Net
Revenue (c)	$13,541	$17,392	-22%	$28,245	$34,929	-19%

Domestic	$151,310	$149,042	2%	$295,305	$306,063	-4%
International	42,181	38,917	8%	85,339	70,289	21%

Total Net Revenue	$193,491	$187,959	3%	$380,644	$376,352	1%

(a)	In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs, regardless of the booking date. Historically, these metrics were reduced for same-day cancellations only. The prior period data shown above has been updated to reflect this change. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

(b)	Transactional net revenue is comprised of net revenue from air bookings, hotel bookings, vacation packages, car bookings, cruise bookings, destination services and travel insurance.

(c)	Non-transactional net revenue is primarily comprised of advertising and media revenue and airline hosting revenue.

•	Air net revenue was $70.9 million in the second quarter 2010, up three percent on both a reported and constant currency basis year over year. Domestic air net revenue was up one percent year over year due to higher net revenue per airline ticket and a slight increase in air transactions. The company’s air transaction growth rate slowed in the second quarter 2010 as the company passed the anniversary of removing booking fees on most flights. International air net revenue increased $1.6 million or ten percent (14 percent on a constant currency basis) year over year due primarily to higher air transactions partially offset by lower net revenue per airline ticket.
•	Hotel net revenue was $52.1 million in the second quarter 2010, up 13 percent (nine percent on a constant currency basis) year over year. Hotel net revenue for the company’s domestic brands increased due primarily to an increase in standalone hotel transactions. Hotel net revenue also increased due to another quarter of strong performance at ebookers driven by increases in both standalone hotel transactions and net revenue per hotel transaction. Net revenue at HotelClub declined due to lower volume in European destinations and a geographic mix shift towards hotel bookings in lower margin markets.
•	Vacation package net revenue decreased one percent in the quarter to $31.2 million due to lower domestic transactions primarily caused by higher package prices as a result of higher air fares and average daily rates for hotel rooms. Strong demand for packages at ebookers partially offset the decline in domestic vacation package net revenue.
•	Advertising and media revenue decreased 13 percent year over year to $12.4 million, primarily due to a decline in revenue from membership discount programs. Effective March 31, 2010, the company ended the membership discount program previously offered on its domestic websites.
•	Other net revenue, which primarily includes car rental, cruise, destination services, travel insurance and airline hosting revenue, decreased one percent (flat on a constant currency basis) year over year. This decrease was primarily due to the termination of one of the company’s airline hosting agreements in the first quarter 2010. Higher travel insurance revenue due to higher attachment rates and higher air fares partially offset this decline.
In order to provide a more comparable view of the company’s operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses
Cost of revenue
Cost of revenue is primarily comprised of customer service costs, credit card processing fees and other costs including ticketing and fulfillment, customer refunds and charge-backs, affiliate commissions and connectivity and other processing costs.

	Three Months Ended
	June 30,		$	%
	2010	2009	Change	Change
	(in thousands)

Customer service costs	$14,463	$13,209	$1,254	9%
Credit card processing fees	10,917	9,652	1,265	13%
Other	11,969	11,238	731	7%

Total cost of revenue	$37,349	$34,099	$3,250	10%

% of net revenue	19.3%	18.1%
Cost of revenue increased to 19.3 percent of net revenue in the second quarter 2010 due to higher customer service staffing levels, higher customer service costs associated with the eruption of the Eyjafjallajökull volcano and higher credit card processing costs related to stronger merchant hotel gross bookings. In the second quarter 2009, the company’s customer service staffing levels were low relative to the sharply higher transaction volume the company experienced following last year’s air booking fee removals. The company has since increased its staffing levels to better support the higher transaction volume.
Selling, general and administrative expense (SG&A)
Selling, general and administrative expense is comprised of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs.

	Three Months Ended
	June 30,		$	%
	2010	2009	Change	Change
	(in thousands)

Wages and benefits	$40,305	$39,798	$507	1%
Contract labor	4,576	5,672	(1,096)	-19%
Network communications, systems maintenance and equipment	6,152	6,731	(579)	-9%
Other	8,602	7,295	1,307	18%

Total SG&A	$59,635	$59,496	$139	0%

% of net revenue	30.8%	31.7%
SG&A expense for the second quarter 2010 was flat year over year. Higher equity-based compensation expense, lower foreign currency gains and higher travel expenses were offset by lower costs for severance, employee incentive compensation, contract labor and systems maintenance and equipment.

Marketing expense
The company’s marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Marketing expense in the second quarter 2010 was $55.3 million, an increase of three percent year over year. This increase was primarily due to higher online marketing spending at ebookers. Marketing expense as a percentage of net revenue for the second quarter 2010 was relatively flat year over year.
Interest Expense
Orbitz Worldwide incurred net interest expense of $10.9 million in the second quarter 2010 compared with $14.6 million in the second quarter 2009. This year over year decline was due primarily to lower outstanding borrowings and a lower effective interest rate on the company’s term loan. At June 30, 2010, $400.0 million of the $492.0 million outstanding on the company’s term loan had fixed interest rates. The weighted average effective interest rate on the term loan was 4.85 percent at June 30, 2010, down from 6.04 percent at June 30, 2009.
During the second quarter 2010, the company purchased and retired $14.0 million in principal amount of the term loan for approximately $13.5 million.
Cash Flow
Orbitz Worldwide reported operating cash flow of $114.7 million for the first half of 2010, an increase of 16 percent year over year. The increase in operating cash flow for the first half of 2010 was primarily driven by higher merchant gross bookings, improved marketing efficiency and lower interest payments, partially offset by lower booking fee revenue, changes in the timing of payments received from vendors and the payment of employee bonuses in the first quarter 2010. No bonus payment was made in the first half of 2009 based on 2008 results.
At June 30, 2010, cash and cash equivalents were $144.5 million compared with cash and cash equivalents of $68.1 million at June 30, 2009 (net of $63.3 million of borrowings under the revolving credit facility). The year over year increase in cash is driven in part by the $50.0 million of cash proceeds received from the stock purchase made by Travelport in January 2010.
Operational Highlights
•	In July, Chris Orton was named the company’s Chief Marketing Officer. Chris is a leader in developing algorithmic approaches to online marketing and customer relationship management. Chris joined Orbitz Worldwide from eBay, Inc.
•	In July, Orbitz Worldwide launched its EasyConnectTM solution, an improved connectivity solution for channel managers and small to medium-sized hotel chains which will allow the company to expand its hotel supply more efficiently.
•	As of June 30, 2010, Orbitz Worldwide offered approximately 100,000 bookable hotels on its websites, including nearly 70,000 merchant hotels. Orbitz Worldwide websites offer over 40,000 hotels in the EMEA region and 16,000 hotels in the Asia Pacific region.
•	During the second quarter, Orbitz Worldwide renewed its global agreements with Starwood and Marriott. In addition, the company signed global agreements with a number of new European hotel partners during the second quarter, including Jury’s, Falksteiner, Motel One and Bastion. The Company also signed a global agreement with New Zealand-based Scenic Hotel Group.
•	In June, Orbitz launched its Open Beach Guarantee, developed in partnership with participating Florida hotels, which offers full refunds on standalone hotel reservations if the beach at a customer’s destination is closed due to the oil spill. Under the Open Beach Guarantee, customers who make a standalone hotel booking at a participating property on Orbitz.com for travel between June 14 and September 30, 2010, will be eligible for a full refund on their hotel stay if a government agency closes or declares dangerous a beach within 20 miles of the property.
•	As of June 30, 2010, Orbitz had over 5,000 travel agents participating in its Orbitz for Agents program, a groundbreaking program that offers travel agents the opportunity to earn commissions on hotel reservations and customized travel package bookings made on behalf of their customers.
•	During the second quarter, the company launched a customized solution for LAN Airlines, providing their customers the ability to book vacation packages using the Orbitz Worldwide global network of suppliers.
•	In May, Orbitz Worldwide launched AdventureFinder (www.adventurefinder.com), a new travel website that provides instant access to the world’s leading adventure vacations. The website allows consumers to research, customize, and plan active escapes quickly and easily.
•	Orbitz for Business completed a strong second quarter, delivering 39% year over year gross bookings growth. This growth reflects continued acceleration in corporate travel demand and the addition of new customers, such as Tourneau, Inc. In addition, Orbitz for Business signed renewals with existing customers including Clearwire LLC, Fellowes, Inc., Federal Signal Corporation and Mastec, Inc.
•	During the second quarter, Orbitz Worldwide signed global contracts with a number of destination marketing organizations including Vermont Department of Tourism & Marketing, Visit Denver, New Orleans Tourism & Marketing Corporation and Hong Kong Tourism Board to promote travel to those destinations. Orbitz Worldwide now has partner marketing agreements with nearly 175 destination marketing organizations.
Q3 2010 and Full Year 2010 Outlook
For the third quarter 2010, the company expects:
•	three percent to six percent year over year increase in net revenue;
•	19 percent to 21 percent cost of revenue as a percentage of net revenue; and
•	flat to six percent year over year increase in Adjusted EBITDA.
For the full year 2010, the company expects:
•	marketing expense as a percentage of net revenue will approximate 2009 levels;
•	capital expenditures in the range of $36 million to $42 million; and
•	five percent to ten percent year over year increase in Adjusted EBITDA.
The outlook above assumes relatively stable foreign exchange rates.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its second quarter 2010 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, August 5, 2010. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.

About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com) and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the economic recession and general state of the financial markets; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of August 5, 2010, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Melissa Hayes
+1 312 894 6890	+1 312 260 2428
brian.hoyt@orbitz.com	melissa.hayes@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net revenue	$193,491	$187,959	$380,644		$376,352
Cost and expenses
Cost of revenue	37,349	34,099	75,599		69,455
Selling, general and administrative	59,635	59,496	123,425		125,924
Marketing	55,282	53,558	112,939		117,827
Depreciation and amortization	19,683	18,284	38,669		32,672
Impairment of other assets	—	—	1,704		—
Impairment of goodwill and intangible assets	—	—	—		331,527

Total operating expenses	171,949	165,437	352,336		677,405

Operating income (loss)	21,542	22,522	28,308		(301,053)

Other (expense) income
Net interest expense	(10,943)	(14,598)	(22,254)		(29,111)
Other income	417	2,148	18		2,113

Total other (expense)	(10,526)	(12,450)	(22,236)		(26,998)

Income (loss) before income taxes	11,016	10,072	6,072		(328,051)
Provision (benefit) for income taxes	1,283	(204)	1,600		(2,171)

Net income (loss)	$9,733	$10,276	$4,472	$	(325,880)

Net income (loss) per share—basic:
Net income (loss) per share	$0.10	$0.12	$0.05	$	(3.89)

Weighted average shares outstanding	101,927,549	83,873,230	99,346,552		83,734,112

Net income (loss) per share—diluted:
Net income (loss) per share	$0.09	$0.12	$0.04	$	(3.89)

Weighted average shares outstanding	105,671,169	84,208,662	103,244,429		83,734,112

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$144,520	$88,656
Accounts receivable (net of allowance for doubtful accounts of $686 and $935, respectively)	62,420	54,708
Prepaid expenses	16,917	17,399
Due from Travelport, net	20,972	3,188
Other current assets	5,341	5,702

Total current assets	250,170	169,653
Property and equipment, net	166,679	180,962
Goodwill	709,131	713,123
Trademarks and trade names	153,514	155,090
Other intangible assets, net	10,271	18,562
Deferred income taxes, non-current	9,101	9,954
Other non-current assets	53,370	46,898

Total Assets	$1,352,236	$1,294,242

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,784	$30,279
Accrued merchant payable	282,793	219,073
Accrued expenses	119,482	112,771
Deferred income	42,365	30,924
Term loan, current	9,956	20,994
Other current liabilities	5,719	5,162

Total current liabilities	485,099	419,203
Term loan, non-current	482,065	555,582
Line of credit	—	42,221
Tax sharing liability	103,257	108,736
Unfavorable contracts	9,386	9,901
Other non-current liabilities	23,174	28,096

Total Liabilities	1,102,981	1,163,739

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 101,378,775 and 83,831,561 shares issued and outstanding, respectively	1,014	838
Treasury stock, at cost, 25,237 and 24,521 shares held, respectively	(52)	(48)
Additional paid in capital	1,027,142	921,425
Accumulated deficit	(780,900)	(785,372)
Accumulated other comprehensive income (loss) (net of accumulated tax benefit of $2,558 and $2,558, respectively)	2,051	(6,340)

Total Shareholders’ Equity	249,255	130,503

Total Liabilities and Shareholders’ Equity	$1,352,236	$1,294,242

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net income (loss)	$4,472	$	(325,880)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gain on extinguishment of debt	(57)		(2,172)
Depreciation and amortization	38,669		32,672
Impairment of other assets	1,704		—
Impairment of goodwill and intangible assets	—		331,527
Amortization of unfavorable contract liability	(1,764)		(1,650)
Non-cash net interest expense	7,984		8,128
Deferred income taxes	114		(4,218)
Stock compensation	8,575		8,289
Provision for bad debts	(289)		230
Changes in assets and liabilities:
Accounts receivable	(9,456)		(3,414)
Deferred income	12,340		15,971
Due to/from Travelport, net	(17,962)		9,543
Accrued merchant payable	75,306		52,638
Accounts payable, accrued expenses and other current liabilities	(1,888)		(9,296)
Other	(3,088)		(13,573)

Net cash provided by operating activities	114,660		98,795

Investing activities:
Property and equipment additions	(17,099)		(20,544)
Changes in restricted cash	(914)		—

Net cash (used in) investing activities	(18,013)		(20,544)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	48,930		—
Payment of fees to repurchase a portion of the term loan	(248)		—
Payments on the term loan	(20,994)		(2,975)
Payments to extinguish debt	(13,488)		(7,774)
Payments to satisfy employee tax withholding obligations upon vesting of equity-based awards	(1,099)		(235)
Proceeds from exercise of employee stock options	65		—
Payments on tax sharing liability	(10,239)		(8,087)
Proceeds from line of credit	—		99,457
Payments on line of credit	(42,221)		(59,823)
Proceeds from note payable	800		—

Net cash (used in) provided by financing activities	(38,494)		20,563

Effects of changes in exchange rates on cash and cash equivalents	(2,289)		1,380

Net increase in cash and cash equivalents	55,864		100,194
Cash and cash equivalents at beginning of period	88,656		31,193

Cash and cash equivalents at end of period	$144,520		$131,387

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,902		$2,065
Cash interest payments, net of capitalized interest of $18 and $75, respectively	$13,781		$21,175
Non-cash investing activity:
Capital expenditures incurred not yet paid	$613		$2,300
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$49,564		—

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company’s actual results against management’s expectations. The compensation of management and other employees within the company is also tied to the company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the company’s board of directors and its compensation committee.
•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company’s non-GAAP measures is consistent with the company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges and litigation settlements. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three and six months ended June 30, 2010 and June 30, 2009, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
The following table provides a reconciliation of net income (loss) to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(in thousands)
Net income (loss)	$9,733	$10,276	$4,472	$	(325,880)
Net interest expense	10,943	14,598	22,254		29,111
Provision (benefit) for income taxes	1,283	(204)	1,600		(2,171)
Depreciation and amortization	19,683	18,284	38,669		32,672

EBITDA	$41,642	$42,954	$66,995	$	(266,268)

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(in thousands)
EBITDA	$41,642	$42,954	$66,995	( $266,268)
Impairment of other assets (a)	—	—	1,704	—
Impairment of goodwill and intangible assets (b)	—	—	—	331,527
Stock-based compensation expense (c)	5,721	3,709	8,902	8,800
Net gain on extinguishment of debt (d)	(446)	(2,172)	(57)	(2,172)
Professional services fees (e)	—	465	—	497
Restructuring (f)	(105)	—	(105)	—
Litigation settlements (g)	1,288	—	1,288	—

Adjusted EBITDA	$48,100	$44,956	$78,727	$72,384

(a)	Represents a non-cash charge recorded in the first quarter 2010 for the impairment of an asset related to in-kind marketing and promotional support from Northwest Airlines under the Charter Associate Agreement. As a result of the completion of the operational merger of Northwest Airlines and Delta Airlines into a single operating carrier, Northwest Airlines was no longer obligated to provide the company with in-kind marketing and promotional support after June 1, 2010. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Represents the non-cash charge recorded for the impairment of goodwill and intangible assets during the first quarter 2009. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(c)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted prior to the company’s initial public offering in July 2007 (“IPO”). Management adjusts for this item as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(d)	Represents the net gain recorded upon extinguishment of portions of the company’s term loan. Management adjusts for this item because it represents a significant non-recurring charge that is not indicative of the cash earnings capability of the business.

(e)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusted for these costs because they were non-recurring charges, representative of the company’s transition to a public company.

(f)	Represents a change in estimate related to a restructuring charge recorded in the second half of 2009. Management adjusts for restructuring costs because they are non-recurring charges that are not indicative of the cash earnings capability of the business.

(g)	Represents charges related to accruals established for certain legal proceedings. Management adjusts for these items because they represent significant non-recurring charges that are not indicative of the cash earnings capability of the business.

Gross Bookings and Net Revenue, at Constant Currency
The Company’s reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the Company operates particularly the Pound Sterling, Euro and Australian Dollar. Management evaluates the Company’s operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the Company’s operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
			Total
(in thousands)	Domestic	International	Orbitz Worldwide

Gross Bookings
Q2, 2010 Reported Gross Bookings	$2,658,118	$419,521	$3,077,639

Q2, 2009 Reported Gross Bookings	$2,268,494	$351,470	$2,619,964
Impact of Foreign Exchange Rates	—	(1,230)	(1,230)

Q2, 2009 Gross Bookings at Constant Currency	$2,268,494	$350,240	$2,618,734

Reported Gross Bookings Growth	17%	19%	17%
Gross Bookings Growth at Constant Currency	17%	20%	18%

Net Revenue
Q2, 2010 Reported Net Revenue	$151,310	$42,181	$193,491

Q2, 2009 Reported Net Revenue	$149,042	$38,917	$187,959
Impact of Foreign Exchange Rates	—	951	951

Q2, 2009 Net Revenue at Constant Currency	$149,042	$39,868	$188,910

Reported Net Revenue Growth	2%	8%	3%
Net Revenue Growth at Constant Currency	2%	6%	2%

	Six Months Ended
			Total
(in thousands)	Domestic	International	Orbitz Worldwide

Gross Bookings
Q2, 2010 Reported Gross Bookings	$5,095,515	$912,367	$6,007,882

Q2, 2009 Reported Gross Bookings	$4,283,573	$701,763	$4,985,336
Impact of Foreign Exchange Rates	—	41,764	41,764

Q2, 2009 Gross Bookings at Constant Currency	$4,283,573	$743,527	$5,027,100

Reported Gross Bookings Growth	19%	30%	21%
Gross Bookings Growth at Constant Currency	19%	23%	20%

Net Revenue
Q2, 2010 Reported Net Revenue	$295,305	$85,339	$380,644

Q2, 2009 Reported Net Revenue	$306,063	$70,289	$376,352
Impact of Foreign Exchange Rates	—	5,875	5,875

Q2, 2009 Net Revenue at Constant Currency	$306,063	$76,164	$382,227

Reported Net Revenue Growth	-4%	21%	1%
Net Revenue Growth at Constant Currency	-4%	12%	0%

Appendix B: Trended Operational Metrics

	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2
Gross Bookings (in thousands)
Domestic
Air	$1,421,051	$1,714,962	$1,595,580	$1,627,674	$1,816,137	$2,073,924
Non-air	594,028	553,532	540,456	455,896	621,260	584,194

Total Domestic Gross Bookings	2,015,079	2,268,494	2,136,036	2,083,570	2,437,397	2,658,118
International
Air	226,132	222,218	212,524	234,811	316,107	274,593
Non-air	124,161	129,252	151,793	138,374	176,739	144,928

Total International Gross Bookings	350,293	351,470	364,317	373,185	492,846	419,521
Orbitz Worldwide
Air	1,647,183	1,937,180	1,808,104	1,862,485	2,132,244	2,348,517
Non-air	718,189	682,784	692,249	594,270	797,999	729,122

Total Gross Bookings	$2,365,372	$2,619,964	$2,500,353	$2,456,755	$2,930,243	$3,077,639
Year over Year Gross Bookings Growth
Domestic	-13%	-9%	-5%	15%	21%	17%
International	-34%	-29%	-16%	35%	41%	19%
Orbitz Worldwide	-17%	-13%	-7%	18%	24%	17%
At Constant Currency
Domestic	-13%	-9%	-5%	15%	21%	17%
International	-18%	-15%	-9%	16%	25%	20%
Orbitz Worldwide	-14%	-10%	-5%	15%	22%	18%
Year over Year Growth
Transaction Growth	-12%	3%	7%	20%	20%	5%
Hotel Room Night Growth	-1%	2%	3%	13%	13%	9%

Net Revenue (in thousands)
Transactional Net Revenue
Domestic
Air	$66,063	$53,577	$47,945	$46,408	$52,846	$53,867
Non-air	74,097	79,103	79,675	70,372	77,420	84,896

Total Domestic Transactional Net Revenue	140,160	132,680	127,620	116,780	130,266	138,763
International
Air	15,265	15,389	11,930	13,066	18,779	16,996
Non-air	15,431	22,498	29,616	25,511	23,404	24,191

Total International Transactional Net Revenue	30,696	37,887	41,546	38,577	42,183	41,187
Orbitz Worldwide
Air	81,328	68,966	59,875	59,474	71,625	70,863
Non-air	89,528	101,601	109,291	95,883	100,824	109,087

Total Orbitz Worldwide Transactional Net Revenue	$170,856	$170,567	$169,166	$155,357	$172,449	$179,950
Non-transactional Net Revenue
Domestic	$16,861	$16,362	$16,393	$18,095	$13,729	$12,547
International	676	1,030	1,044	1,241	975	994

Total Orbitz Worldwide Non-transactional Net Revenue	$17,537	$17,392	$17,437	$19,336	$14,704	$13,541

Orbitz Worldwide
Air	$81,328	$68,966	$59,875	$59,474	$71,625	$70,863
Non-air	107,065	118,993	126,728	115,219	115,528	122,628

Total Orbitz Worldwide Net Revenue	$188,393	$187,959	$186,603	$174,693	$187,153	$193,491
Year over Year Net Revenue Growth
Transactional Net Revenue
Domestic	-8%	-18%	-24%	-12%	-7%	5%
International	-39%	-24%	-18%	49%	37%	9%
Orbitz Worldwide	-16%	-20%	-23%	-2%	1%	6%
Transactional Net Revenue at Constant Currency
Domestic	-8%	-18%	-24%	-12%	-7%	5%
International	-23%	-9%	-12%	25%	19%	6%
Orbitz Worldwide	-11%	-17%	-22%	-5%	-2%	5%
Non-transactional Net Revenue	4%	-5%	-12%	-10%	-16%	-22%
Orbitz Worldwide Net Revenue	-14%	-19%	-22%	-3%	-1%	3%
Orbitz Worldwide Net Revenue
At Constant Currency	-10%	-15%	-21%	-6%	-3%	2%